Exhibit 99.1

ISTA Pharmaceuticals Announces Preliminary, Unaudited Revenue of $110.6 Million in 2009

- 2010 Guidance Will Be Announced on February 9, 2010 -

- Full 2009 Financial Results Will Be Announced on February 23, 2010 -

IRVINE, Calif., Feb 01, 2010 /PRNewswire via COMTEX/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced it had exceeded the $100 million revenue threshold with preliminary, unaudited net revenues of $110.6 million for the year ended December 31, 2009. ISTA’s continued growth of its Xibrom™ (bromfenac ophthalmic solution) 0.09% and Istalol® (timolol maleate ophthalmic solution) 0.5% franchises, in addition to initial orders for ISTA’s recently approved treatment for allergic conjunctivitis, Bepreve™ (bepotastine besilate ophthalmic solution) 1.5%, led to the 33% increase in revenue as compared to 2008 net revenue.

The Company ended 2009 with approximately $53.7 million in cash, which includes a $13 million draw down in December 2009 under ISTA’s revolving line of credit with Silicon Valley Bank.

All statements relating to the Company’s 2009 financial results contained in this release are preliminary and may change based on the completion of the Company’s annual financial audit.

2010 Guidance to be Announced February 9, 2010

ISTA’s Chief Executive Officer, Vicente Anido, Jr., Ph.D., will discuss 2010 financial guidance during his presentation at the 12th Annual BIO CEO & Investor Conference. Dr. Anido’s presentation will take place on Tuesday, February 9 at 1:00 p.m. Eastern, and the Company will have a live webcast feed of the presentation available on the ISTA website, http://www.istavision.com/, and archived until March 9, 2010. In conjunction, the Company will issue a press release with the guidance.

Full 2009 Financial Results to be Announced on February 23, 2010

After market close on February 23, 2010, the Company will issue full financial results for 2009. In conjunction, ISTA will host a conference call to discuss the 2009 results, as well as review 2010 guidance and the Company’s product development pipeline.

Date: Tuesday, February 23, 2010

Time: 5:00 p.m. Eastern Time

Conference call access:

Internet: http://www.istavision.com/

Domestic dial-in: 866-713-8395

International dial-in: 617-597-5309

Passcode: 78279134

To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 50811924. This conference call also will be webcast live and archived on ISTA’s website until March 23, 2010.

Xibrom™ (bromfenac ophthalmic solution) 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, and Bepreve™ (bepotastine besilate ophthalmic solution) 1.5% are trademarks of ISTA Pharmaceuticals.

Full prescribing information for Bepreve™ is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for Xibrom™ is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/XibromPI_XIB553.pdf

Full prescribing information for Istalol® is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is the fourth largest branded ophthalmic pharmaceutical business in the U.S. ISTA’s four marketed products plus its product candidates include therapies for inflammation, ocular pain, allergy, glaucoma, and dry eye. The Company is developing a strong product pipeline to fuel future growth and market share, supporting its goal to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com/.

ISTA has no obligation or intention to release preliminary results in subsequent quarters.

SOURCE ISTA Pharmaceuticals, Inc.